Exhibit 4.5

FIRST AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

SBC INTERNATIONAL MANAGEMENT SERVICES, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “SBCI-MSI”, with Permanent Establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D. F.

and

RADIOMÓVIL DIPSA S.A. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “TELCEL”.

This FIRST AMENDMENT TO MANAGEMENT SERVICES AGREEMENT, is made as of January 1, 2003 (this “Amendment”), between SBC INTERNATIONAL MANAGEMENT SERVICES, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cauahtémoc 06599 Mexico, D. F. (hereinafter “SBCI-MSI”) and RADIOMÓVIL DIPSA S.A. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “TELCEL”).

WHEREAS, SBCI-MSI and TELCEL entered into that certain Management Services Agreement dated February 27, 2002 (the “MSA”); and

WHEREAS, SBCI-MSI and TELCEL desire to amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. In accordance with the terms of Clause FOURTH of the MSA, TELCEL shall pay SBCI-MSI ONE MILLION US DOLLARS (US$1,000,000.00) plus value added tax for the second year of the initial term of the MSA in compensation for services rendered by SBCI-MSI thereunder. TELCEL shall make this One Million US Dollar (US$1,000,000.00) payment to SBCI-MSI plus value added tax in a one-time payment on February 28, 2003 through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by SBCI-MSI. Six months prior to the second anniversary of the MSA the parties shall begin consultations and use best efforts to agree on compensation to be paid SBCI-MSI for the remaining term of the MSA.

SECTION 2. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 3. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on January 13, 2003.

SBC INTERNATIONAL MANAGEMENT SERVICES INC.	RADIOMÓVIL DIPSA S.A. DE CV.

/s/ Mark Royse	/s/ Daniel Hajj Aboumrad
By: Mark Royse President SBCI – Mexico	By: Daniel Hajj Aboumrad Director General

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